Summary of Terms of the Extension Agreement between Netword Publishing, Inc. and Waldrop Enterprises d/b/a Vision Direct Marketing, a subsidiary of College Partnership, Inc., dated as of November 4, 2005.

1. Netword Publishing, Inc. (“Netword”) agreed to extend the due date of payment obligations of Waldrop Enterprises (“Waldrop”) under an Exclusive License Agreement, a Stock Purchase Agreement and two Secured Promissory Notes, all dated as of January 1, 2005 (the “Transaction Documents”) to December 20, 2005.

2. Netword also agreed to temporarily halt any foreclosure actions and remedies for default available to Netword under the Transaction Documents.

3. Waldrop agreed to commence repayment of all outstanding payment obligations due to Netword, Sandra and Phillip Bonnell (the “Bonnells”) and Carlsmith Ball, LLP under the Transaction Documents on or before December 20, 2005.

4. In the event that Waldrop does not make such outstanding payments by December 20, 2005, (i) all available default and foreclosure actions shall be re-instituted by Netword or the Bonnells, as applicable, and (ii) Waldrop and Netword agreed to negotiate a fair lease rate for the assets, office space and equipment necessary for Netword to operate the business related to the “Verbal Advantage” software.

5. The Bonnells and College Partnership, Inc. agreed to provide advisory and consulting services to Waldrop, as necessary for the period of time between November 4, 2005 and December 20, 2005.